Exhibit 99.1

Airgain® Reports Third Quarter 2024 Financial Results

SAN DIEGO, CA, November 12, 2024 – Airgain, Inc. (NASDAQ: AIRG), a leading provider of wireless connectivity solutions that creates and delivers embedded components, external antennas, and integrated systems across the globe, today reported financial results for the third quarter ended September 30, 2024.

“We achieved solid sequential revenue growth this quarter, even as we navigate a challenging macroeconomic environment,” said Jacob Suen, president and CEO of Airgain. “With third-quarter sales reaching $16.1 million, we saw a 6.0% increase from the previous quarter and a 17.6% increase year-over-year. We also successfully launched our next-generation AirgainConnect® Fleet vehicle gateway, marking a significant advancement in our product portfolio. Looking ahead, our priorities remain clear: reinforcing our leadership position in our established business, accelerating design wins for AirgainConnect Fleet, and advancing our Lighthouse customer trials to drive sustainable, long-term growth.”

Third Quarter 2024 Financial Highlights

GAAP

•
Sales of $16.1 million
•
GAAP gross margin of 41.7%
•
GAAP operating expenses of $8.5 million
•
GAAP net loss of $1.8 million or $(0.16) per share

Non-GAAP

•
Non-GAAP gross margin of 42.8%
•
Non-GAAP operating expenses of $6.9 million
•
Non-GAAP net income of $6,000 or $0.00 per share
•
Adjusted EBITDA of $0.1 million

Third Quarter 2024 Financial Results

Sales for the third quarter of 2024 were $16.1 million, of which $6.8 million was generated from the consumer market, $6.7 million from the enterprise market, and $2.6 million from the automotive market. Sales increased by 6.0%, or $0.9 million in the third quarter of 2024 compared to $15.2 million in the second quarter of 2024. Consumer sales increased by $2.0 million from the second quarter of 2024 driven by higher sales to cable and mobile network operators. Automotive sales increased $0.8 million from the second quarter of 2024 driven by higher aftermarket sales and initial shipments of AirgainConnect Fleet. Enterprise sales decreased by $1.9 million driven by lower embedded modem and custom product sales. Sales for the third quarter of 2024 increased by 17.6%, or $2.4 million from $13.7 million in the same quarter a year ago primarily due to higher sales of $2.4 million from the consumer market.

GAAP gross profit for the third quarter of 2024 was $6.7 million, compared to $6.1 million for the second quarter of 2024 and $5.2 million for the same quarter a year ago. Non-GAAP gross profit for the third quarter of 2024 was $6.9 million, compared to $6.3 million for the second quarter of 2024 and $5.4 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the third quarter of 2024 was 41.7%, compared to 40.5% for the second quarter of 2024 and 38.2% for the same quarter a year ago. The increase in gross margin compared to the second quarter of 2024 was primarily due to a favorable market sales mix. The increase in gross margin compared to the same quarter a year ago was primarily due to improved automotive and enterprise product margins. Non-GAAP gross margin for the third quarter of 2024 was 42.8% compared to 41.5% for the second quarter of 2024 and 39.1% for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the third quarter of 2024 were $8.5 million, compared to $8.7 million for the second quarter of 2024 and $7.1 million for the same quarter a year ago. Operating expenses for the third quarter of 2024 compared to the second quarter of 2024 were relatively flat. Operating expenses were higher for the third quarter of 2024 compared to the same quarter a year ago primarily due to higher employee expenses. Non-GAAP operating expenses for the third quarter of 2024 were $6.9 million compared to $6.9 million in the second quarter of 2024 and $6.0 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the third quarter of 2024 was $1.8 million or $(0.16) per share (based on 11.3 million shares), compared to a net loss of $2.5 million or $(0.23) per share (based on 10.9 million shares) for the second quarter of 2024 and a net loss of $1.9 million or $(0.18) per share (based on 10.4 million shares) for the same quarter a year ago. Non-GAAP net income for the third quarter of 2024 was $6,000 or $0.00 per share (based on 12.0 million diluted shares), compared to a non-GAAP net loss of $0.6 million or $(0.05) per share (based on 10.9 million shares) for the second quarter of 2024 and a non-GAAP net loss of $0.7 million or $(0.06) per share (based on 10.4 million shares) for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the third quarter of 2024 was $0.1 million, compared to $(0.4) million for the second quarter of 2024 and $(0.5) million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Fourth Quarter 2024 Financial Outlook

GAAP

•
Sales are expected to be in the range of $16.2 million to $18.2 million, or $17.2 million at the midpoint
•
GAAP gross margin is expected to be in the range of 40.4% to 43.4%
•
GAAP operating expense is expected to be approximately $8.8 million
•
GAAP net loss per share is expected to be $(0.13) at the midpoint

Non-GAAP

•
Non-GAAP gross margin is expected to be in the range of 41.5% to 44.5%
•
Non-GAAP operating expense is expected to be approximately $7.2 million
•
Non-GAAP net income per share is expected to be $0.02 at the midpoint
•
Adjusted EBITDA is expected to be $0.3 million at the midpoint

Our financial outlook for the three months ending December 31, 2024, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Airgain management will hold a conference call today, Tuesday, November 12, 2024, at 5:00 PM Eastern Time (2:00 PM Pacific Time) to discuss financial results for the third quarter ended September 30, 2024.

Airgain management will host the presentation, followed by a question and answer period.

Date: November 12, 2024

Time: 5:00 PM Eastern Time (2:00 PM Pacific Time)

Dial-In: (877) 407-2988 or (201) 389-0923

The conference call will be broadcast simultaneously and be available for replay via the investor section of the company’s website at investors.airgain.com.

For webcast access, please follow the web address below to register for the conference call.

Registration: Here

A replay of the webcast will be available via the registration link after 8:00 PM Eastern Time until November 12, 2025.

About Airgain, Inc.

Airgain is a premier provider of wireless connectivity solutions, offering a range of embedded components, external antennas, and integrated systems worldwide. We streamline wireless connectivity across devices and markets, with a focus on solving complex connectivity challenges, expediting time to market, and optimizing wireless signals. Our mission is to connect the world through optimized, integrated wireless solutions. Our product portfolio focuses on three key markets: enterprise, consumer, and automotive. Airgain is headquartered in San Diego, California. For more information, visit airgain.com, or follow Airgain on LinkedIn and X.

Airgain, AirgainConnect, and the Airgain logo are trademarks or registered trademarks of Airgain, Inc. All other trademarks are the property of their respective owner.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our fourth quarter 2024 financial outlook, our ability to navigate the macro-economic environment, expected launches of company initiatives and the ability to increase market share and growth in markets and overall strategy. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the market for our products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our and our customers' ability to obtain necessary components in our respective supply chains may negatively affect our sales and operating results; risks associated with the performance of our products, including bundled solutions with third-party products; our products are subject to intense competition, and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; risks associated with quality and timing in manufacturing our products and our reliance on third-party manufacturers; we may not be able to maintain strategic collaborations under which our bundled solutions are offered; overall global supply shortages and logistics delays within the supply chain that our products are used in, as well as adversely affecting the general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; any rise in interest rates and inflation may adversely impact our margins, the supply chain and our customers’ sales, which may negatively affect our sales and operating results; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a limited number of contract manufacturers to produce and ship all of our products, and our contract manufacturers rely on a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully or a failure of these parties to perform could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; interest income, net of interest expense offset by other expense, depreciation and amortization, workforce reduction severance and exit costs, and provision (benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, workforce reduction severance and exit costs. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a considerable number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

Michael Elbaz

Chief Financial Officer

investors@airgain.com

Airgain Investor Contact

Matt Glover and Matt Szot

Gateway Group, Inc.

+1 949 574 3860

AIRG@gateway-grp.com

Airgain, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,346	$7,881
Trade accounts receivable, net	11,800	7,375
Inventories	2,618	2,403
Prepaid expenses and other current assets	1,501	1,422
Total current assets	23,265	19,081
Property and equipment, net	2,128	2,507
Leased right-of-use assets	938	1,392
Goodwill	10,845	10,845
Intangible assets, net	6,009	8,234
Other assets	69	170
Total assets	$43,254	$42,229
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,438	$6,472
Accrued compensation	1,760	728
Accrued liabilities and other	2,053	1,926
Short-term lease liabilities	848	865
Total current liabilities	12,099	9,991
Deferred tax liability	163	151
Long-term lease liabilities	181	674
Total liabilities	12,443	10,816
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 11,881 shares issued and 11,340 shares outstanding at September 30, 2024; and 11,010 shares issued and 10,469 shares outstanding at December 31, 2023.	121,412	115,295
Treasury stock, at cost: 541 shares at September 30, 2024 and December 31, 2023.	(5,364)	(5,364)
Accumulated deficit	(85,246)	(78,521)
Accumulated other comprehensive income	9	3
Total stockholders’ equity	30,811	31,413
Total liabilities and stockholders’ equity	$43,254	$42,229

Airgain, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Sales	$16,101	$13,696	$45,516	$45,970
Cost of goods sold	9,387	8,460	27,078	28,137
Gross profit	6,714	5,236	18,438	17,833
Operating expenses:
Research and development	2,855	2,298	9,091	7,337
Sales and marketing	2,395	1,704	6,902	6,875
General and administrative	3,278	3,144	9,393	10,533
Total operating expenses	8,528	7,146	25,386	24,745
Loss from operations	(1,814)	(1,910)	(6,948)	(6,912)
Other (income) expense:
Interest income, net	(29)	(34)	(82)	(68)
Other expense, net	11	1	4	16
Total other income, net	(18)	(33)	(78)	(52)
Loss before income taxes	(1,796)	(1,877)	(6,870)	(6,860)
Income tax (benefit) expense	(39)	4	(145)	84
Net loss	$(1,757)	$(1,881)	$(6,725)	$(6,944)
Net loss per share:
Basic	$(0.16)	$(0.18)	$(0.62)	$(0.67)
Diluted	$(0.16)	$(0.18)	$(0.62)	$(0.67)
Weighted average shares used in calculating loss per share:
Basic	11,315	10,430	10,930	10,370
Diluted	11,315	10,430	10,930	10,370

Airgain, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(6,725)	$(6,944)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	418	500
Amortization of intangible assets	2,233	2,227
Stock-based compensation	3,334	2,472
Deferred tax liability	12	7
Amortization of prepaid assets	132	—
Changes in operating assets and liabilities:
Trade accounts receivable	(4,426)	2,469
Inventories	(214)	276
Prepaid expenses and other current assets	(119)	203
Other assets	101	6
Accounts payable	965	(1,100)
Accrued compensation	707	(1,338)
Accrued liabilities and other	138	(102)
Lease liabilities	(57)	(40)
Net cash used in operating activities	(3,501)	(1,364)
Cash flows from investing activities:
Purchases of property and equipment	(177)	(172)
Net cash used in investing activities	(177)	(172)
Cash flows from financing activities:
Proceeds from at-the-market common stock offering, net of offering costs	3,006	—
Payments for withholding taxes related to net share settlement of equity awards	(95)	(690)
Proceeds from employee stock purchase and option exercises	187	232
Net cash provided by (used in) financing activities	3,098	(458)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	—

Net decrease in cash, cash equivalents and restricted cash	(575)	(1,994)
Cash, cash equivalents, and restricted cash; beginning of period	7,976	12,078
Cash, cash equivalents, and restricted cash; end of period	$7,401	$10,084

Supplemental disclosure of cash flow information:
Income taxes paid	$42	$78
Income taxes refunded	$50	$—

Supplemental disclosure of non-cash investing and financing activities:
Operating lease liabilities resulting from right-of-use assets	$179	$11
Accrual of property and equipment	$—	$17

Cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$7,346	$9,989
Restricted cash included in prepaid expenses and other current assets and other assets long term	$55	$95
Total cash, cash equivalents, and restricted cash	$7,401	$10,084

Airgain, Inc.

(in thousands)

(unaudited)

Sales by Target Market

	Three months ended			Nine months ended September 30,
	September 30, 2024	June 30, 2024	September 30, 2023	2024	2023
Enterprise	$6,665	$8,615	$6,791	$24,159	$22,594
Consumer	6,854	4,827	4,404	15,192	15,725
Automotive	2,582	1,742	2,501	6,165	7,651
Total sales	$16,101	$15,184	$13,696	$45,516	$45,970

Reconciliation of GAAP to non-GAAP Gross Profit

	Three months ended			Nine months ended September 30,
	September 30, 2024	June 30, 2024	September 30, 2023	2024	2023
Gross profit	$6,714	$6,148	$5,236	$18,438	$17,833
Stock-based compensation	97	65	29	220	73
Amortization of intangible assets	88	89	89	266	266
Non-GAAP gross profit	$6,899	$6,302	$5,354	$18,924	$18,172

Reconciliation of GAAP to non-GAAP Gross Margin

	Three months ended			Nine months ended September 30,
	September 30, 2024	June 30, 2024	September 30, 2023	2024	2023
Gross margin	41.7%	40.5%	38.2%	40.5%	38.8%
Stock-based compensation	0.6%	0.4%	0.2%	0.5%	0.1%
Amortization of intangible assets	0.5%	0.6%	0.7%	0.6%	0.6%
Non-GAAP gross margin	42.8%	41.5%	39.1%	41.6%	39.5%

Reconciliation of GAAP to non-GAAP Operating Expenses

	Three months ended			Nine months ended September 30,
	September 30, 2024	June 30, 2024	September 30, 2023	2024	2023
Operating expenses	$8,528	$8,653	$7,146	$25,386	$24,745
Stock-based compensation expense	(984)	(1,142)	(494)	(3,114)	(2,399)
Amortization of intangible assets	(660)	(654)	(654)	(1,967)	(1,961)
Severance and exit costs	—	—	22	—	(548)
Non-GAAP operating expenses	$6,884	$6,857	$6,020	$20,305	$19,837

Airgain, Inc.

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP to non-GAAP Net (Loss)

	Three months ended			Nine months ended September 30,
	September 30, 2024	June 30, 2024	September 30, 2023	2024	2023
Net loss	$(1,757)	$(2,513)	$(1,881)	$(6,725)	$(6,944)
Stock-based compensation expense	1,081	1,207	523	3,334	2,472
Amortization of intangible assets	749	742	742	2,233	2,227
Severance and exit costs	—	—	(22)	—	548
Other income, net	(28)	(27)	(34)	(81)	(62)
Income tax (benefit) expense	(39)	34	4	(145)	84
Non-GAAP net income (loss) attributable to common stockholders	$6	$(557)	$(668)	$(1,384)	$(1,675)

Non-GAAP net (loss) per share:
Basic	$0.00	$(0.05)	$(0.06)	$(0.13)	$(0.16)
Diluted	$0.00	$(0.05)	$(0.06)	$(0.13)	$(0.16)
Weighted average shares used in calculating non-GAAP net income (loss) per share:
Basic	11,315	10,938	10,430	10,930	10,370
Diluted	11,993	10,938	10,430	10,930	10,370

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended			Nine months ended September 30,
	September 30, 2024	June 30, 2024	September 30, 2023	2024	2023
Net loss	$(1,757)	$(2,513)	$(1,881)	$(6,725)	$(6,944)
Stock-based compensation expense	1,081	1,207	523	3,334	2,472
Depreciation and amortization	883	881	900	2,651	2,727
Severance and exit costs	—	—	(22)	—	548
Other income, net	(28)	(27)	(34)	(81)	(62)
Income tax (benefit) expense	(39)	34	4	(145)	84
Adjusted EBITDA	$140	$(418)	$(510)	$(966)	$(1,175)

Q4-2024 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net (Loss) Income, EPS and to Adjusted EBITDA
For the Three Months Ended December 31, 2024
(dollars in millions, except per share data)

Gross Margin Reconciliation:		Operating Expense Reconciliation:
GAAP gross margin	41.9%	GAAP operating expenses	$8.8
Stock-based compensation	0.6%	Stock-based compensation	(1.0)
Amortization	0.5%	Amortization	(0.6)
Non-GAAP gross margin	43.0%	Non-GAAP operating expenses	$7.2

Net (Loss) Income Reconciliation		Net (Loss) Income per Share Reconciliation(1):
GAAP net loss	$(1.6)	GAAP net loss per share	$(0.13)
Stock-based compensation	1.1	Stock-based compensation	0.09
Amortization	0.7	Amortization	0.06
Non-GAAP net income	$0.2	Non-GAAP net income per share	$0.02

Adjusted EBITDA Reconciliation
GAAP net loss	$(1.6)
Stock-based compensation	1.1
Depreciation and amortization	0.8
Adjusted EBITDA	$0.3

(1) Amounts are based on 11.4 million basic and 12.3 million diluted weighted average shares outstanding